Exhibit 8.1
November 14, 2011
Medco Health Solutions, Inc.,
100 Parsons Pond Drive,
Franklin Lakes, New Jersey 07417.
Ladies and Gentlemen:
          We are acting as counsel to Medco Health Solutions, Inc., a Delaware corporation (“Medco”), in connection with the registration statement filed by Aristotle Holding, Inc., a Delaware corporation (“Parent”), on Form S-4 (File No. 333-177187) (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of up to 895,701,365 common shares, par value US$0.01 per share of Parent issuable (i) to the holders of common stock, par value US$0.01 per share, of Express Scripts, Inc., a Delaware corporation (“Express Scripts”), in a proposed merger of Aristotle Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, with and into Express Scripts (the “Express Scripts Merger”) and (ii) to the holders of common stock, par value US$0.01 per share, of Medco in a proposed merger of Plato Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, with and into Medco (the “Medco Merger” and, together with the Express Scripts Merger, the “Mergers”).
          For purposes of this opinion, we have examined and relied upon the Registration Statement; a copy of the Agreement and Plan of Merger, dated July 20, 2011, as annexed to the joint proxy statement/prospectus forming a part of the Registration Statement (the “Agreement”); the letters to us from Parent, Express Scripts and Medco dated November 14, 2011 (the “Letters”), which we assume are and will continue to be correct without regard to any qualification as to knowledge, intention or belief; and any other documents as we have deemed necessary or appropriate, and we have assumed with your consent the following:
     (1) the representations contained in the Registration Statement; the Agreement, the Letters and any other documents we reviewed will be true, correct and complete as of the effective time of the Mergers;

Medco Health Solutions, Inc.
     (2) any and all obligations imposed by the Registration Statement, the Agreement and any other documents we reviewed have been or will be performed or satisfied in accordance with their terms; and
     (3) the Mergers, each at their respective effective times, will be consummated pursuant to and in accordance with the terms of the Agreement and in the manner described in the Registration Statement.
          Based upon the foregoing and our consideration of any other matters of fact or law as we have deemed necessary or appropriate, it is our opinion that the Express Scripts Merger and the Medco Merger, taken together, will qualify as an exchange described in Section 351 of the Code under presently applicable United States federal income tax law and as a result, subject to the applicability of Section 304 of the Code, a U.S. holder of Medco common stock generally will recognize gain, but not loss, on the exchange of Medco common stock for Parent common stock and cash (excluding any cash received in lieu of fractional shares) equal to the lesser of:
•	the excess of (i) the sum of the fair market value of Parent common stock received and the amount of cash received in the Medco Merger over (ii) the U.S. holder’s tax basis in the Medco common stock surrendered in the Medco Merger, and

•	the amount of cash received by such U.S. holder in the Medco Merger.
     The foregoing results to Medco stockholders described above may be altered if Section 304 of the Code applies to the Medco Merger. Section 304 of the Code will apply to the Medco Merger if the Medco stockholders, in the aggregate, own stock of Parent possessing 50% or more of the total combined voting power or 50% or more of the total combined value of all classes of stock of Parent, taking into account certain constructive ownership rules under the Code and, in the case of a Medco stockholder who also owns Express Scripts common stock, taking into account any Parent common stock received by such Medco stockholder in the Express Scripts Merger. If Section 304 of the Code were to apply to the Medco Merger, U.S. holders of Medco common stock who do not actually or constructively own any shares of Express Scripts common stock at the effective time of the Medco Merger will recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such U.S. holder’s tax basis in its Medco common stock that is exchanged for such cash.
          This opinion is limited to and based on the United States federal income tax law. We do not purport to express any opinion as to any other consequences (including any applicable state, local or foreign tax consequences) or the effectiveness of the Mergers.
          We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP